Exhibit 10.2

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is entered into as of September 16, 2025 by and between HUMBL, Inc., a Delaware corporation (the “Company”), and Gregory Hopkins, an individual (“Executive”).

The parties agree as follows:

1. Position. Executive agrees to serve as the Company’s Chief Executive Officer (the “Services”).

2. Compensation. In exchange for performing the Services, Executive shall be entitled to receive the compensation as detailed on Schedule A. The compensation under this Agreement shall be deemed fully earned as of the execution date hereof.

3. Expenses. Subject to the prior written approval of the Company following a detailed request by Executive, the Company shall reimburse the reasonable travel and related expenses incurred by Executive in the course of performing services hereunder.

4. Termination. Executive’s employment with the Company will be “at-will.” Either party may terminate this Agreement by providing ten (10) days’ written notice to the other party.

5. Nondisclosure of Confidential Information.

a. Agreement Not to Disclose. Executive agrees not to use any Confidential Information (as defined below) disclosed to Executive by the Company for Executive’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Executive agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than agents of the Company or persons to whom the Company consents to such disclosure. Upon request by the Company, any materials or documents that have been furnished by the Company to Executive in connection with the Services shall be promptly returned by Executive to the Company.

b. Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of Executive at the time of disclosure, as shown by Executive’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Executive. Notwithstanding the foregoing, Executive may disclose Confidential Information with the prior written approval of the Company or pursuant to the order or requirement of a court, administrative agency or other governmental body.

6. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Executive any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

7. No Conflicts. Executive represents that Executive’s compliance with the terms of this Agreement and provision of employment hereunder will not violate any duty which Executive may have to any other person or entity (such as a present or former employer), and Executive agrees that Executive will not do anything in the performance of Services hereunder that would violate any such duty.

8. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including any schedules hereto, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, portable document format (.pdf) or other electronic communication (including any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com), shall be deemed to be an original signature for all purposes. This Agreement shall be governed by and construed pursuant the laws of the State of Utah, without regard for conflict of law principles. Unless waived by the Company in writing for the particular instance (which the Company may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in San Diego County, California. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by California or United States federal law. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

HUMBL, INC.

By:
Jeffrey Hinshaw, CFO

EXECUTIVE:

By:
Gregory Hopkins

[Signature Page to Executive Employment Agreement]

Schedule A

Compensation

Compensation:

Executive shall be paid the following compensation for the performance of the Services:

●	250,000,000 shares of Company common stock upon execution of this Agreement.

●	Additional compensation for additional Services to be determined from time to time by the Company and Executive.